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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 21, 2000 (except as to the 4th paragraph of Note 9 as to which the date is ______), in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Applied Science Fiction, Inc. for the registration of its common stock.


                                            Ernst & Young LLP


Austin, Texas


The foregoing consent is in the form that will be signed upon the completion of the 1.309 for one forward split for all common shares in the form of a stock dividend payable upon the effectiveness of the Company's Initial Public Offering as described in Note 9 to the consolidated financial statements.


Austin, Texas                           /s/ Ernst & Young LLP
March 24, 2000